DATED 24 September 2009

(1) TRILLIANT EXPLORATION CORP

– and –

(2) SAMAZA LIMITED

AGREEMENT FOR THE SALE AND PURCHASE OF SHARES IN THE CAPITAL OF GLOBAL DIAMOND RESOURCES PLC

GSC Solicitors LLP
31-32 Ely Place
London
EC1N 6TD
Tel: 020 7822 2222
Fax: 020 7822 2211
Ref: JHB

AGREEMENT

DATED: 24 September 2009

BETWEEN:

(1) **TRILLIANT EXPLORATION CORP** a company incorporated under the laws of the State of Nevada USA, whose registered office is at 545 Eighth Avenue Suite 401 New York, New York 10018 USA. (the "**Purchaser**"); and

(2) **SAMAZA LIMITED** a company incorporated under the laws of the British Virgin Islands, whose registered office is at Palm Grove House Road Town Tortola British Virgin Islands. ("**Vendor**").

WHEREAS:

(A) The Vendor has agreed to sell and the Purchaser has agreed to purchase the Shares on the terms and subject to the conditions of this Agreement.

IT IS AGREED:

1. Definitions and interpretation

1.1 In this Agreement and the Schedules to it the following expressions shall unless the context otherwise requires have the following meanings:

"Business Day"	a day (other than a Saturday or a Sunday or a public holiday in the United Kingdom) on which banks are open for normal banking business in London;
"Completion"	completion of the sale and purchase of the Shares;
"Completion Arrangements"	all those matters and conditions listed in Schedule 3;
"Company"	Global diamond Resources Plc, a Company registered under the laws of Gibraltar brief details of which are set out in Schedule 1 below.
"Completion Date"	the -15 October 2009 or the second Business Day after the Conditions are all satisfied or waived or any other date prior to 15 December 2009 agreed in writing by the Vendor and the Purchaser;
"Conditions"	the conditions set out in clause 2 and Schedule 5;
"Consideration"	the consideration payable for the Shares as set out in clause 4.1;
"Convertible Loan Note Certificate"	The Convertible Loan Note Certificate to be delivered to the Vendor at Completion

"Convertible Loan Note Instrument"	The Convertible Loan Note Instrument to be issued by the Purchaser on or before Completion in the agreed form containing the terms and conditions set out in Schedule 6 below.
"Convertible Loan Notes"	The Convertible Loan Notes in the Purchaser to be issued and allotted to the Vendor by way of Consideration at Completion.
"Loans"	the loans made by the Vendor and its associates to the Company totalling approximately £4 million;
"RAB Capital Securities"	the convertible loan notes and shares in the capital of the Company currently owned by RAB Capital Plc and which will be the subject of a sale and purchase agreement between either the Purchaser or the Company on or before Completion.
"Shares"	100,000,000 ordinary shares in the capital of Company held by the Vendor to be purchased by the Purchaser pursuant to the terms of this Agreement.
"Substantiated"	a claim which is admitted by the Vendor in writing or proved in a court of competent jurisdiction (whether or not such claim has been quantified);
"Warranties"	the warranties set out in Schedule 2 given by the Vendor;
"Working Hours"	9.30 a.m. to 5.30 p.m. on a Business Day; and
"$"	means United States dollar, the lawful currency for the time being of the United States.

1.2 In this Agreement, unless otherwise specified:

1.2.1 references to clauses, sub-clauses, paragraphs, sub-paragraphs, sub-sub-paragraphs and Schedules are to clauses, sub-clauses, paragraphs, sub-paragraphs, sub-sub-paragraphs of, and Schedules to, this Agreement;

1.2.2 a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

1.2.3 references to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

1.2.4 references to a "person" shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal

personality);

1.2.5 references to "indemnify" and "indemnifying" any person against any circumstance include indemnifying and keeping him harmless from all actions, claims and proceedings from time to time made against that person and all loss or damage and all payments, reasonable costs or reasonable expenses made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

1.2.6 references to writing shall include any modes of reproducing words in a legible and non-transitory form;

1.2.7 a person shall be deemed to be "connected" with another if that person is connected with another within the meaning of section 839 of the Income and Corporation Taxes Act 1988;

1.2.8 headings to clauses and Schedules are for convenience only and do not affect the interpretation of this Agreement;

1.2.9 the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules;

1.2.10 references to the knowledge, information, belief or awareness (or any similar expression) of any person shall be treated as including any knowledge, information, belief or awareness which the person would have if the person made all reasonable enquiries and, without limiting the foregoing, following consultation with such person's professional advisers; and

1.2.11 references to documents in "agreed form" are documents in the form agreed by the parties hereto or on their behalf and initialled by them or on their behalf for identification.

2. Conditions

2.1 Completion of this Agreement is subject to the Conditions being satisfied or waived, save that the Condition numbered 1 in Schedule 5 shall not be capable of being waived, by the date and time provided in clause 2.3.

2.2 If any of the Conditions are not satisfied or waived by the date and time referred to in clause 2.3, this Agreement shall cease to have effect immediately after that date and time except for any rights or liabilities that have accrued under this Agreement.

2.3 The Vendor and the Purchaser shall use all reasonable endeavours (so far as lies within their respective powers) to procure that the Conditions are satisfied as soon as practicable and in any event no later than:

2.3.1 5.00 p.m. on the date being 2 Business days prior to Completion; or

2.3.2 at such later time and date as may be agreed in writing by the Vendor and the Purchaser.

2.4 The Purchaser may, to such extent as it thinks fit and is legally entitled to do so, waive any of the Conditions herein or in Schedule 5 by written notice to the Vendor.

3. Sale and purchase

3.1 On and subject to the terms of this Agreement, the Vendor shall sell free from all charges and encumbrances and from all other rights exercisable by or claims by third parties and with all rights attached or accruing to them and the Purchaser shall purchase the Shares.

3.2 The Vendor has the right to transfer legal and beneficial title to the Shares.

3.3 The Purchaser shall be entitled to exercise all rights attached or accruing to the Shares including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by the Company on or after the Completion Date.

3.4 The Vendor waives all rights of pre-emption (if any) over any of the Shares.

3.5 For the purposes of giving full effect to this Agreement and securing to the Purchaser the full benefit of the rights, powers and remedies conferred upon the Purchaser in this Agreement in respect of the Shares, with effect from the date hereof until such time as the Purchaser (or its nominee) is entered in the stock ledger (or equivalent thereof) as the holder of the Shares, the Vendor undertakes: (i) to vote the Shares in accordance with the wishes of the Purchaser, (ii) not to exercise any rights attaching to the Shares or exercisable in the Vendor's capacity as the registered holder of the Shares without the Purchaser's prior written consent; (iii) to hold on trust subject to repayment of the Loans and the payment of the Loan Notes for the Purchaser all dividends and other distributions received by the Vendor in respect of the Shares and promptly notify the Purchaser of anything received by the Vendor in the Vendor's capacity as registered holder of the Shares and (iv) to act promptly in accordance with the Purchaser's instructions in relation to any rights exercisable or anything received by the Vendor in the Vendor's capacity as registered holder of the Shares.

3.6 The Purchaser shall make a share for share offer to purchase the remaining shares in issue in the Company at a price of not less than 50 cents per share within 6 months of the date hereof.

4. Consideration

4.1 The Consideration for the Shares shall be the sum of £15,000,000 to be paid and settled by the issue and allotment of the Convertible Loan Notes

4.2 The Vendor shall agree to or use its best endeavours to procure the deferral of the Company's liability to repay the Loans for a period of 12 months .

4.3 In the event the Purchaser or the Company raise additional capital for the Company any funds raised in excess of £8m will be applied as to 50% in repaying the Loans and paying the Loan Notes notwithstanding the provisions of paragraphs 4.1 and 4.2 above.

5. Completion

5.1 Completion shall take place on the Completion Date at the offices of the Purchaser's Solicitors or at any other place or time as agreed by the Vendor and the Purchaser.

5.2 At Completion the Vendor shall do, deliver and/or satisfy the Completion Arrangements.

5.3 Subject to clause 5.4, the Purchaser shall not be obliged to complete this Agreement unless the Vendor complies fully with the requirements of clause 5.2.

5.4 The Purchaser shall not be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all the Shares is completed simultaneously.

5.5 In the event Completion does not take place by 15 December 2009 this Agreement shall automatically be terminated and cancelled and neither party shall have any further obligation to each other unless otherwise agreed in writing.

6. Vendor's Warranties

6.1 The Vendor warrants to the Purchaser that each of the Warranties is true and accurate in all material respects and not misleading at the date of this Agreement, save for the Warranties contained in paragraphs 1 and 2 of Schedule 2 which are true and accurate in all respects.

6.2 The Vendor accepts that the Purchaser is entering into this Agreement in reliance upon the Warranties made by the Vendor.

6.3 The Vendor undertakes to disclose in writing to the Purchaser anything which is a material breach of the Warranties immediately it comes to the notice of the Vendor whether before, at the time of and after Completion.

6.4 The Vendor undertakes (if any claim is made against it in connection with the sale of the Shares to the Purchaser) not to make any claim against the Company or any director, employee or adviser of the Company on whom the Vendor may have relied before agreeing to any terms of this Agreement.

6.5 Each of the Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

6.6 For the purpose of the Warranties the Purchaser acknowledges formal disclosure of the audited accounts of the Company and its Subsidiaries for the period to 31 December 2007, the management accounts of the Company and its Subsidiaries for the period to 31 December 2008 and the fact that a provisional liquidator has been appointed to Kao Diamond Mine (PTY) Limited.

7. Purchaser's remedies and Vendor's limitations on liability

7.1 Subject to the limitations set out in this clause and Schedule 4, the Purchaser shall be entitled to claim after Completion that any of the Warranties has or had been breached or is or was misleading and to claim under any covenant even if the Purchaser could

have discovered on or before Completion that the Warranty in question had been breached or was misleading and (in accordance with clause 8) Completion shall not in any way constitute a waiver of any of the Purchaser's rights.

7.2 The Purchaser shall not be entitled to claim that any fact causes any of the Warranties to be breached or renders any misleading if it has been disclosed to the Purchaser in the absence of any fraud or dishonesty on the part of the Seller or its agents or advisers.

7.3 No liability shall attach to the Vendor in respect of claims under the Warranties if and to the extent that the limitations set out in Schedule 4 apply, in the absence of any fraud or dishonesty on the part of the Vendor or its agents or advisers.

7.4 The Vendor acknowledges that the restrictions contained in clause 14 shall continue to apply after the termination of the sale and purchase of the Shares under this Agreement without limit in time.

7.5 If the Vendor or the Purchaser default in the payment when due of any sum payable under this Agreement (whether determined by agreement or pursuant to an order of a court or otherwise), the liability of the defaulting party shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of four (4) per cent. above the base rate from time to time of Barclays Bank plc. Such interest shall accrue from day to day and shall be compounded annually.

7.6 Except as stated expressly in this clause, Schedule 4 shall not limit any other clause of this Agreement and in particular clause 9.

8. Effect of Completion

Any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all Warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

9. Remedies and waivers

9.1 No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:

9.1.1 affect that right, power or remedy; or

9.1.2 operate as a waiver thereof,

provided that any particular time limit attached to any remedy is adhered to.

9.2 The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

9.3 The rights, powers and remedies provided in this Agreement are cumulative and not

exclusive of any rights, powers and remedies provided by law.

10. Assignment

Neither party hereto may assign its rights or grant any encumbrance or security interest over, any of its rights under this Agreement or any document referred to in it without the prior written consent of the other party, which consent shall not be unreasonably withheld.

11. Further assurance

The Vendor shall from time to time at the Purchaser's cost, on being required to do so by the Purchaser, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all documents in a form which the Purchaser may reasonably consider necessary for giving full effect to this Agreement and securing to the Purchaser the full benefit of the rights, powers and remedies conferred upon the Purchaser in this Agreement.

12. Entire agreement

12.1 This Agreement constitutes the whole and only agreement between the parties relating to the sale and purchase of the Shares.

12.2 Except in the case of fraud, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any draft, agreement, undertaking, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement except to the extent that it is repeated in this Agreement.

12.3 This Agreement may only be varied in writing signed by each of the parties.

13. Notices

13.1 Except where expressly stated otherwise, a notice under this Agreement shall only be effective if it is in writing. Telexes, faxes, writing on the screen of a visual display unit and email are permitted.

13.2 Notices under this Agreement shall be sent to a party at its address or number and for the attention of the individual set out below:

Party	Address and fax number	Email address
Vendor	Samaza Limited Place Chevelu 6 PO Box 2048 1211 Geneva 1 Switzeraland 0041 22 310 8425	Tim.curle@regentcf.com

with a copy to:	Strategic Investments 25 Godfrey Street London SW3 3SX 0207 352 1152	abond@strategicinv.co.uk
Purchaser	Trilliant Exploration Corp 31-32 Ely Place London EC1N 6TD 0207 822 2211	Andrew@befumolaw.com
with a copy to:	GSC Solicitors 31-32 Ely Place London EC1N 6TD 0207 822 2211	jhamiltonbarns@gscsolicitors.com

Provided that a party may change its notice details on giving notice to the other party of the change in accordance with this clause. That notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

13.3 Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

13.3.1 if delivered personally, on delivery;

13.3.2 if sent by first class post, two clear Business Days after the date of posting; and

13.3.3 if sent by facsimile or email, when received by the recipient.

13.4 Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

14. Confidentiality and Announcements

14.1 The Vendor undertakes to the Purchaser to keep confidential all information which they have acquired about the Company (as constituted immediately before Completion).

14.2 The Purchaser is not required to keep confidential or restrict its use of information about the Company after Completion.

14.3 A party does not have to keep confidential or to restrict its use of:

14.3.1 information that is or becomes public knowledge other than as a direct or indirect result of a breach of this Agreement by such party; or

14.3.2 information that it legitimately receives from a source not connected with the party to whom the duty of confidence is owed that it acquires free from any obligation of confidence to any other person.

14.4 Any party may disclose any information that it is otherwise required to keep confidential under this clause 14:

14.4.1 to its professional advisers, consultants and employees or officers (if any) as are reasonably necessary to advise on this Agreement, or to facilitate the transaction contemplated by this Agreement, if the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

14.4.2 with the written consent of all the other parties; or

14.4.3 with the written consent of one party, if such information relates only to that party; or

14.4.4 to the extent that the disclosure is required:

(a) by law;

(b) by a regulatory body, taxation authority or any securities exchange;

(c) to make any filing with, or obtain any authorisation from, a regulatory body, taxation authority or securities exchange; or

(d) to protect the disclosing party's interest in any legal proceedings,

but shall use reasonable endeavours to consult the other parties and to take into account any reasonable requests they may have in relation to the disclosure before making it.

14.5 Each party shall supply any other party with any information about itself or this Agreement as such other party may reasonably require for the purposes of satisfying the requirements of a law, regulatory body or securities exchange to which such other party is subject.

15. Costs and expenses

Except as otherwise stated in any other provision of this Agreement, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Shares and the preparation, execution and carrying into effect of this Agreement and all other documents referred to in it and the Vendor confirms that no expense of whatever nature relating to the sale and purchase of the Shares has been or is to be borne by the Company.

16. Counterparts

16.1 This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

16.2 Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

17. Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

17.1 the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

17.2 the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

18. Contracts (Rights of Third Parties) Act 1999

The Parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

19. Remedy of breaches

No claim by the Vendor or the Purchaser shall be made in respect of any breach of this Agreement to the extent that the same breach is capable of remedy by the defaulting party, unless the party making the claim has served a notice on the defaulting party specifying the breach and action to be taken in order to remedy the breach and the defaulting party has not within thirty (30) days of receipt of the notice remedied the breach to the reasonable satisfaction of the party making the claim provided that this clause shall not apply to the failure by the Purchaser to pay any of the Consideration payable under clause 4.

20. Choice of governing law

This Agreement and any disputes or claims arising out of or in connection with its subject matter are to be governed by and construed in accordance with English law.

21. Jurisdiction

The courts of England are to have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement.

Delivered as a **Deed** on the date of this document.

Schedule 1 – Basic information on the Company

Registered number:	Global Diamond Resources PLC
Place and Date of incorporation:	Gibraltar
Address of registered office:	PO Box 777 Europort 932 Gibraltar
Authorised share capital:	5,000,000 divided into 500,000,000 shares of 1 pence each
Issued share capital:	311,377,061 ordinary shares of 1 pence each

Directors:

Full name	Nationality
Morven Hay	British
Nathan Balankrishnan	British
Craig Bond	Australian
Robert Jenkins	British
Peter James	

Accounting Reference Date: 31 December

Schedule 2 – Warranties

The Vendor warrants to the Purchaser as follows:

1. Ownership of the Shares

1.1 The Vendor is the sole beneficial owner of the Shares and is entitled to transfer the full legal and beneficial ownership of the Shares.

1.2 There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the Shares, and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

2. Capacity of the Vendor

2.1 The Vendor has the requisite capacity, power and authority to enter into and perform this Agreement and to execute, deliver and perform any obligations it may have under each document to be delivered by the Vendor at Completion.

2.2 The obligations of the Vendor under this Agreement constitute, and the obligations of the Vendor under each document to be delivered by the Vendor at Completion will when delivered constitute, binding obligations of the Vendor in accordance with their respective terms.

2.3 The execution and delivery of, and the performance by the Vendor of its obligations under, this Agreement and each document to be delivered by the Vendor at Completion will not:

2.3.1 result in a breach of any provision of the articles of organization of the Company; or

2.3.2 result in a breach of, or constitute a default under, any instrument by which the Vendor or the Company is bound; or

2.3.3 result in a breach of any order, judgment or decree of any court or governmental agency by which the Vendor or the Company is bound.

3. Corporate matters

None of the Shares are subject to any rights of pre-emption.

Schedule 3 – Completion Arrangements

At Completion:

1. The Vendor shall deliver, or procure the delivery of, to the Purchaser or the purchaser's solicitors:

1.1 duly executed transfers in respect of the Shares in favour of the Purchaser (or the Purchaser's nominee) and share certificates for the Shares in the name of the relevant transferor and the original of any power of attorney under which any transfer is executed on behalf of the Vendor or its nominee;

1.2 such waivers or consents as the Purchaser may reasonably require to enable the Purchaser or its nominee(s) to be registered as holders of the Shares;

1.3 an irrevocable power of attorney in the agreed form in favour of the Purchaser or its nominee(s) to enable the beneficiary (or its proxies) to exercise all voting and other rights attaching to the Shares before the transfer of the Shares is registered;

2. The Vendor shall use its reasonable endeavours to procure a board meeting of the Company to be held at which it shall be resolved that the transfer of the Shares shall be approved for registration and (subject only to the transfer being duly stamped, if applicable) the Purchaser be entered in the register of members of the Company.

3. The Vendor shall use its reasonable endeavours to procure that a copy of the minutes of the duly held board meeting is delivered to the Purchaser's Solicitors.

4. The Purchaser shall deliver to the Vendor's Solicitors the Convertible Loan Instrument and the Convertible Loan Note Certificate.

Schedule 4 – Vendor's limitations on liability

Except as specifically provided the limitations in this Schedule only apply to the liability of the Vendor in relation to the Warranties given by the Vendor. In this Schedule references to a "Claim" shall mean any claim, alleged claim or potential claim in respect of any such liability for a breach of Warranty.

1. **Limitation on amount**

1.1 The Purchaser shall not be entitled to damages in respect of any Claim or Claims under any of the Warranties:

1.1.1 where the amount thereof does not exceed £10,000 in respect of any one Claim and any such Claim shall be disregarded in computing the figure of £50,000 for the purposes of paragraph 1.1.2 below; and

1.1.2 unless and until the aggregate amount of all Claims exceeds the total of £50,000 (but if this amount is exceeded, the Vendor's liability shall be for the total amount of the Claims and shall not be limited to the excess).

For the purposes of this Agreement the liability of the Vendor in respect of any Claim shall mean the amount which is Substantiated and quantified.

1.2 In any event the total aggregate liability of the Vendor under or in accordance with this Agreement (whether for breach of the Warranties or otherwise) shall not exceed the aggregate of £15,000,000 being the Consideration payable under this Agreement.

2. **Time limits for bringing Claim**

2.1 No Claim shall be brought against the Vendor in respect of any breach of the Warranties unless the Purchaser shall have given to the Vendor written notice of the Claim specifying (in reasonable detail) the matter which gives rise to the breach or Claim, its nature and the amount claimed (detailing the Purchaser's calculation of the loss alleged to have been suffered by it) on or before the end of eighteen (18) calendar months following the Completion Date.

3. **Insurances**

If the Purchaser is entitled to claim under any policy of insurance in respect of any matter which would give rise to a Claim, then no matter of this nature shall be the subject of a Claim unless and until the Purchaser shall have made a Claim against its insurers. Any insurance Claim shall then reduce any Claims for breach of the Warranties by the amount recovered (less all reasonable costs and expenses incurred by the Purchaser recovering that sum from its insurers) or extinguish the Claim.

4. **Recovery from third parties**

4.1 Where the Purchaser is at any time entitled to recover from some other person any sum from any third party in respect of any matter giving rise to a Claim under the Warranties

the Purchaser shall take all necessary steps to enforce recovery before making a Claim against the Vendor on the condition that the relevant time limit for bringing a Claim against the Vendor under paragraph 2 of this Schedule shall be calculated from the date of recovery from the person in question instead of from the Completion Date.

4.2 In the event that the Purchaser shall recover any amount from another person from any third party, the amount of any Claim against the Vendor shall then reduce by the amount recovered (less all reasonable costs and expenses incurred by the Purchaser recovering that sum from the other person) or extinguish the Claim.

5. Acts of the Purchaser

No Claim shall lie against the Vendor under the Warranties to the extent that the Claim is wholly attributable to any voluntary act, omission, transaction, or arrangement carried out at the request of or with the consent of the Purchaser before Completion.

6. Exclusions

No matter shall be the subject of a Claim for breach of any of the Warranties to the extent that the matters giving rise thereto were disclosed in writing to the Purchaser prior to Completion.

7. No double recovery

Payment of any Claim shall pro tanto satisfy and discharge any other Claim which is capable of being made in respect of the same set of events or circumstances. The Purchaser shall not be entitled to recover from the Vendor under this Agreement more than once in respect of the same damage suffered and nor shall the Vendor be liable in respect of a Claim under any other provision of this Agreement if and to the extent that the loss is or has been included in a Claim for breach of this Agreement which has been satisfied to the extent that it has been so satisfied.

8. Conflict

If there is any inconsistency between the provisions of this Schedule and the provisions of the Agreement the provisions of this Schedule shall prevail.

9. Reduction of Consideration

Any amounts paid by the Vendor to the Purchaser in respect of any Claim under this Agreement shall be deemed to be a reduction of the Consideration for the Shares.

Schedule 5 – Conditions

1. The Parties having procured the withdrawal of the provisional liquidator over Kao Diamond Mine (PTY) Limited and the payment of all liabilities of the Company and Kao Diamond Mine (PTY) in Lesotho (other than any inter-company liability due to the Company) to the satisfaction of the Purchaser;

2. The Parties having procured the purchase of The RAB Capital Securities for the benefit of the Company to the satisfaction of the Purchaser; and

3. No person:

   i. having commenced, or threatened to commence, any proceedings or investigation for the purpose of prohibiting or otherwise challenging or interfering with the transaction contemplated by this Agreement; or

   ii. having taken or threatened to take any action as a result of, or in anticipation of, the transaction contemplated by this Agreement that would be materially inconsistent with any of the warranties set out in Schedule 2; or

   iii. having enacted or proposed any legislation (including any subordinate legislation) which would prohibit, materially restrict or materially delay the implementation of the transaction contemplated by this Agreement.

Schedule 6 – Convertible Loan Terms

1 Term	2 years
2 Amount	£15,000,000
3 Coupon	9 %
4 Conversion Price	25% discount to the 30 day Volume Weighted Average Price ("VWAP)" at the time of conversion cents per share;
5 Repayment	£3.75m on 15 December 2009, ;
	£3.75m on 15 June 2010;
	£3.75m on 15 June 2010; and
	£3.75 m on 15 June 2011
6 Security	a share charge over the Shares purchased pursuant to this Agreement
7 Breach	In the event the Purchaser breaches any repayment terms and dates, the balance outstanding under the terms of the Loan Notes shall become immediately due and payable

EXECUTED as a **DEED** by WILLIAM LIEBERMAN for and on behalf of **TRILLIANT EXPLORATION CORP**	))))	.... **Director**
EXECUTED as a **DEED** by Lake Directors Limited for and on behalf of **SAMAZA LIMITED**	))))	Authorised Signatory LAKE DIRECTORS LIMITED ....Corporate Director.............. **Director**